Exhibit 99.2

FOR IMMEDIATE RELEASE

Laurent Borne Appointed President of Stoneridge Electronics Division

Borne Remains Chief Technology Officer of Stoneridge. Inc.

NOVI, Mich. — Jan. 14, 2019 — Stoneridge Inc. (NYSE: SRI), a leader in highly engineered electrical and electronic components for the commercial vehicle and automotive industry, today announced the appointment of Laurent Borne to president, Electronics Division of Stoneridge, Inc. Borne will also retain the role of chief technology officer (CTO) to which he was appointed to in August 2018.

“Laurent has consistently demonstrated process and systems leadership, with a focus on clarity of goals and objectives and a commitment to excellence,” said Jon DeGaynor, president and chief executive officer, Stoneridge, Inc. “Integrated systems and technology platforms are key drivers of growth for our company, which is why we have appointed Laurent to president of Stoneridge’s Electronics Division. He will champion our continued transition from a components and parts supplier to a developer of innovative systems and solutions.”

Borne holds a Master of Business Administration and Master of Engineering and Operations Management from J. L. Kellogg Graduate School of Management, Northwestern University. He also earned a Master of Science degree from Institut Français du Pétrole and a Mechanical and Systems Engineering degree at École Nationale Supérieure des Mines de Paris.

Laurent will begin transitioning to his new role immediately and will relocate to Solna, Sweden later this year. Borne will continue to report to DeGaynor.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Novi, Michigan, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, commercial vehicle, motorcycle, agricultural and off-highway vehicle markets. Additional information about Stoneridge can be found at Stoneridge.com.

Contact:

Regan Grant

Director, Global Strategic Marketing and Communications

Regan.Grant@stoneridge.com

+1.248.829.2100